October 15, 2024

Bea Ordonez
Chief Financial Officer
Payoneer Global Inc.
150 W 30th St
New York , New York , 10001

       Re: Payoneer Global Inc.
           Form 10-K for Fiscal Year Ended December 31, 2023
           Form 10-Q for the Fiscal Period Ended June 30, 2024
           File No. 001-40547
Dear Bea Ordonez:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services